Exhibit 5.1

June 21, 2007

Board of Directors

Silver State Bancorp

400 North Green Valley Parkway,

Henderson, Nevada, 89074

Re: Initial Public Offering

Ladies and Gentlemen:

We have acted as special counsel to Silver State Bancorp, a Nevada corporation (the “Company”), in connection with the proposed registration under the Securities Act of 1933, as amended, by the Company of an aggregate of up to 3,824,905 shares of common stock, $0.001 par value per share, of the Company (the “Shares”), and the related preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1, (the “Registration Statement”). In rendering the opinion set forth below, we do not express any opinion concerning any law other than the laws of the State of Nevada.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below. We have examined the Registration Statement and the preliminary prospectus contained in the Registration Statement. As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

Silver State Bancorp June 21, 2007 Page 2 of 2	KOLESAR & LEATHAM, CHTD. ATTORNEYS AT LAW

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated in the Registration Statement, will be validly issued and outstanding, fully paid and non-assessable.

In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of securities or “blue-sky” laws of any jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part of the Registration Statement and any supplement or supplements to such prospectus.

We further consent to the filing of this opinion as an exhibit to applications to the securities commissioners of the various states of the United States, to the extent so required, in connection with the registration of the Shares.

Very truly yours,

/S/ KOLESAR & LEATHAM, CHTD.

KOLESAR & LEATHAM, CHTD.